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                                                          Exhibit 5.1
March 28, 1997

                                [Letterhead]

VERIFONE, INC.
THREE LAGOON DRIVE, SUITE 400
REDWOOD CITY, CALIFORNIA  94065


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by VeriFone, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 12,500 shares of the Company's Common Stock, $.01 par value, (the "Shares") pursuant to its 1997 Restricted Phantom Stock Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Plan, the related resolutions of the Board of Directors, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By:  /s/ Michael R. Jacobson
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     Michael R. Jacobson





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